Exhibit 10

Summary of Compensation Changes for directors and key executives, approved by the Board on October 27, 2005

     At its October 27, 2005 meeting based on a review of director compensation by its Compensation Committee, the Registrant's Board of Directors approved changes in the annual compensation of its non-employee directors effective for 2006. The annual retainer increases to $20,000 from $15,000. In addition, each of the current directors will receive a one-time grant of 10,000 shares of restricted stock that will vest one year from the date of issuance subject to their continued service as a director. New directors will receive a one-time equity incentive of 40,000 restricted shares which vest over three years subject to their continued service as a director. In the past, non-employee directors received a one-time grant of 75,000 options. Other components of directors compensation have not changed -- see page 7 of the Definitive Proxy Statement filed April 15, 2005 under "Compensation of Directors" for details.

     At the same meeting the board approved the Compensation Committees recommendation that key employees be granted special bonuses and selective salary increases in recognition of their efforts during the strategic alternatives review completed in September. The salary for Jim Sigmon, President and Chief Executive Officer was increased to $260,000 from $210,000, and he was awarded a one-time cash bonus of $50,000. In addition, James Bookout, Chief Operating Officer and P. Mark Stark, Chief Financial Officer were each granted a one-time cash bonus of $25,000, and Roberto Thomae, Corporate Secretary was granted a one-time cash bonus of $15,000.